Exhibit 10.1

October 15, 2010

Mr. Chuan Tao Zheng

Chairman and Chief Executive Officer
Dalian TOFA New Materials Development Co., Ltd
No 2-401-18 Gang Jing Park, Dandong Street, Zhongshan District, Dalian, China 116000

Dear Mr. Zheng;

We are pleased that Dalian TOFA New Materials Development Co., Ltd, a Dalian, China-Based company ("TOFA" or the "Company") has, decided to retain Maxim Group LLC ("Maxim") to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement ("Agreement") will confirm Maxim's acceptance of such retention and set forth the terms of our engagement.

1.   Retention. The Company hereby retains Maxim as its financial advisor and investment banker to provide general financial advisory and investment banking services, and Maxim accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Maxim may provide certain or all of the following services: (collectively referred to as the "Advisory Services")

(a)	provide a valuation analysis of the Company including:
I.         Comparable company analysis; and
II.         Precedent transaction analysis

(b)
assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, and potential strategic alliances;

(c)	assist the Company in the identification of and merger into a publicly reporting shell (the "Shell") company in a reverse take-over transaction ("RTO");

(d)	assist management of the Company with the preparation of the Company's marketing materials and investor presentations;

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
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Dalian TOFA New Materials Development Co., Ltd
October, 2010

(e)
work closely with the Company's management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance shareholder value; In this regard, it is currently contemplated that the Company will, following completion of the RTO, undertake an up to $20 million private financing followed by a larger secondary offering or series of secondary offerings on a national U.S. exchange. Of course any future financing plans of the Company are subject to a multitude of factors, including but not limited to: (a) overall market conditions, and (b) the future financial performance of the Company, etc. The terms and conditions of any financings undertaken by the Company will be memorialized in a separate letter of engagement (the "Letter of Engagement") with Maxim in form substantially similar to the agreement provided in Exhibit B which is to be executed immediately upon the closing of the RTO;

(f)	provide such other financial advisory and investment banking services upon which the parties may mutually agree.

It is currently contemplated that the owners of the Shell will retain 3.25% of the Company's equity ownership post-RTO and receive up to $260,000 in cash. Prior to completion of the RTO, it is contemplated that Maxim will be a majority owner of the Shell.

It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the, rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Maxim need not perform each of the above-referenced tasks in order to receive the fees described in Section 3. It is further understood that Maxim's tasks may not be limited to those enumerated in this paragraph.

2.   Information. In connection with Maxim's activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "Information") which Maxim deems appropriate and will provide Maxim with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
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Dalian TOFA New Materials Development Co., Ltd
October, 2010

Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim's prior written consent. Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company's technologies, products, business plans, marketing, and other Information which must be maintained by Maxim as confidential. Maxim agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

3.   Compensation. As consideration for Maxim's services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)
The Company shall pay to Maxim a non-refundable monthly fee of $10,000 (USD) for the entire term of this Agreement (as further described in Section 8); however in no event shall the Company pay fewer than six (6) monthly fee payments to Maxim. The monthly fee payments are payable at the beginning of each month (the initial monthly fee shall be due upon execution of this Agreement) and shall continue to be due on the first day of each month until the termination of the Agreement (subject to the minimum six month time period detailed in the preceding sentence). The monthly fee payments shall be payable by wire or other immediately available funds.. The fees enumerated in Exhibit B are separate and apart from the monthly fee payments enumerated earlier in this  paragraph.

4.   Expenses.  In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $2,500 per month without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees which shall be further capped at $10,000 without prior authorization of the Company.

5.   Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the "Indemnification Provisions"), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6.   Future Rights. As additional consideration for its services hereunder and as an inducement to cause Maxim to enter into this Agreement, if at any time during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement, the Company proposes to effect a public offering of its securities on a US exchange, private placement of securities or other financing, the Company shall offer to retain Maxim as lead book running manager of such offering, or as its exclusive agent in connection with such financing or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. Such offer shall be made in writing in order to be effective. The Company shill not offer to retain any other investment banking firm in connection with any such offering or financing, on terms more favorable than those discussed with Maxim without offering to retain Maxim on such more favorable terms. Maxim shall notify the Company within 10 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention, the Company shall have no further obligations to Maxim, except as specifically provided for herein.

7.   Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved,. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in,. any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company.

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

8.   Term and Termination; Survival of Provisions. Either Maxim or the Company may terminate this Agreement at any time upon 30 days' prior written notice to the other party after the six (6) month anniversary of this Agreement. In the event of such termination, the Company shall pay and deliver to Maxim: (i) all compensation earned through the date of such termination ("Termination Date") pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by Maxim after the Termination Date pursuant to Section 3 hereof, and shall reimburse Maxim for all expenses incurred by Maxim in connection with its services hereunder pursuant to Section 4 hereof. Should the Agreement be terminated by Maxim without cause, no fees shall be due and payable to Maxim other than any fees that were paid up until the Termination Date. All such fees and reimbursements due. to Maxim pursuant to the immediately preceding sentence shall be paid to Maxim on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a financing (in the event. such fees are due pursuant to the terms of Section 3 hereof). Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 8, 9, 10, 11, 15 and 17 shall survive the termination of this Agreement.

9.   Notices. All notices (which will be provided in both English and Chinese) will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Mr. Chuan Tao Zheng Chairman and Chief Executive Officer , Dalian TOFA New Materials Development Co., Ltd No 2-401-18 Gang Jing Park, Dandong Street, Zhongshan District, Dalian, China 116000

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

To Maxim:
James Siegel, Esq.
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: James Siegel Telephone: (212) 895-3508 Facsimile: (212) 895-3888
Mr. Clifford Teller
Maxim Group LLC
405 Lexington Avenue New York, NY 10174 Attention: Clifford Teller

10.   Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without" regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 9 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

11.   Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12.   Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13.   Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14.   No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company's stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder, all of which are hereby expressly waived.

15.   Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

16.   Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

17.   Hold Harmless. The Company agrees that any and all decisions, acts, actions, or omissions contemplated by the advisory services detailed in Section 1 of this Agreement shall be the sole responsibility of the Company and its management, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the company or management. It is understood and agreed that this Section 17 is separate and distinct from the scope of the indemnification provisions detailed in Exhibit A.

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter, together with a check or wire for $10,000 (USD) representing the initial monthly fee payment in connection with the Agreement.

Very truly yours,

MAXIM GROUP LLC

By:  /s/ Karl Brenza

Karl Brenza
Managing Director, Investment Banking

By:  /s/ Clifford A. Teller

Clifford a. Teller
Executive Managing Director, Investment Banking

Agreed to and accepted this 20th day of October, 2010.

Dalian TOFA New Materials Development Co., Ltd.

By:  /s/ Chuan Tao Zheng

Mr. Chuan Tao Zheng
Chairman of the Board and Chief Executive Officer

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,

Dalian TOFA New Materials Development Co., Ltd
October, 2010

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "Losses"), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim's acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or nonperformance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the "Agreement"), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted. primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct.

These Indemnification Provisions . shall extend to the following persons (collectively, the "Indemnified Parties"): Maxim, its present and former affiliated. entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition .to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with, reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own* choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company's written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in' respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by

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Dalian TOFA New Materials Development Co., Ltd
October, 2010

or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Members F1NRA & S1PC405 Lexington Ave. • New York, NY 10174 • tel (212) 895-3500 " (800) 724-0761 • fax (212) 895-3783 * www.maximnre.com
New York, NY • Long Island, NY • Redbank, NJ,